Exhibit 99.1

28 July 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE ACQUIRES SOUTH EAST OFFICE PORTFOLIO FOR £211 MILLION

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed the acquisition of nine south east offices from an entity affiliated with Apollo Global Management LLC (NYSE:APO). The underlying real estate is valued at £211 million at completion, reflecting a yield on cost of 8.0%. The corporate acquisition was funded from the Company’s cash resources.
Summary of portfolio

Location	Scheme	Area (sq ft)	Tenant	Occupancy (%)
Watford	Leavesden Park	196,300	BT Plc	100.0
Farnborough	Discovery Place	140,100	Multi-let	100.0
Harlow	Edinburgh Gate	141,200	Pearson Plc	100.0
Hook	Bartley Wood Business Park	109,700	Multi-let	87.5
Maidenhead	Eton House	65,100	Avaya	100.0
Heathrow	Stockley Park	46,500	Canon	100.0
Slough	Axis One, Hurricane Way	56,800	Travelport Ltd	100.0
Bracknell	Thames House	33,700	Cable & Wireless	100.0
Reading	Eldon Court, London Road	25,300	Secretary of State	100.0
Total		814,700		98.6
The nine modern offices comprise 814,700 sq ft of lettable space, generating a day one NOI of £17.0 million from 14 tenants, with 80% of the income coming from very strong covenants, including listed companies and the Government. The weighted average unexpired lease term (WAULT) is 5.0 years (5.4 to expiry) and occupancy by ERV is 98.6%.
Significant asset management opportunities include re-gears, extending lease lengths, refurbishments, rental growth from rent reviews and improving voids with 52% of the current NOI subject to lease events over the next 24 months.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“This is a high quality portfolio which we have acquired at an attractive entry basis with it trading at substantial discounts to both historic 15-year average and market peak capital values, yields and rental values. Furthermore, the portfolio provides a good balance between security of income – with strong tenant covenants and high occupancy – along with sufficient medium term lease events to capture today’s ERVs, which are 5.0% ahead of passing rent, and future market rental growth.
“This along with the material yield and rental gaps against prime Central London offices of 400bps and over £80 psf, respectively, will contribute to growing our day one cash-on-cash of 14.8%.”

Further detail on the portfolio acquisition metrics vs weighted historical market metrics is provided in Appendix 1, below.
-Ends-

For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Appendix

Table 1 – KWE SE office portfolio acquisition metrics vs weighted historical market metrics

KWE SE office portfolio	15-year peak	15-year average	15-year trough	Discount to 15-year peak	Discount to 15-year average
Capital value (£ psf)
259	382	299	228	32%	13%

Yields (%)
8.0 [1]	5.3	7.1	8.5	51%	13%

Rental values (£ psf)
20.90 [2]	29.30	24.70	20.90	29%	15%

1.	Represents yield on cost based on actual purchaser’s cost on corporate acquisition

2.	Represents passing rent